Exhibit 4(cc)-1

(Carroll County 2008 Series A)

COUNTY OF CARROLL, KENTUCKY

AND

KENTUCKY UTILITIES COMPANY

A Kentucky and Virginia Corporation

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LOAN AGREEMENT IN CONNECTION
WITH ENVIRONMENTAL FACILITIES

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Dated as August 1, 2008

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NOTICE:
The interest of the County of Carroll, Kentucky, in and to this Loan Agreement has been assigned to Deutsche Bank Trust Company Americas, as Trustee, under the Indenture of Trust dated as of August 1, 2008

LOAN AGREEMENT IN CONNECTION
WITH  ENVIRONMENTAL FACILITIES

 This LOAN AGREEMENT, dated as of August 1, 2008, by and between the COUNTY OF CARROLL, KENTUCKY, a public body corporate and politic duly created and existing as a County and political subdivision under the Constitution and laws of the Commonwealth of Kentucky, and KENTUCKY UTILITIES COMPANY, a corporation organized and existing under the laws of Kentucky and Virginia;

W I T N E S S E T H:

WHEREAS, the County of Carroll, Kentucky is a public body corporate and politic duly created and existing as a County and political subdivision under the Constitution and laws of the Commonwealth of Kentucky (the “Issuer”), and pursuant to the provisions of Sections 103.200 to 103.285, inclusive, of the Kentucky Revised Statutes (“Act”), the Issuer has the power to enter into the transactions contemplated by this Loan Agreement and to carry out its obligations hereunder; and

WHEREAS, the Issuer is authorized pursuant to the Act to issue negotiable bonds and lend the proceeds from the sale of such bonds to a utility company to finance and refinance the acquisition of solid waste disposal facilities, one of the categories of “pollution control facilities,” as defined by the Act for the collection, storage, treatment and final disposal of solid wastes; and

WHEREAS, the Issuer is further authorized pursuant to the Act to enter into a loan agreement, which may include such provisions as the Issuer shall deem appropriate to effect the securing of a financing or refinancing undertaken in respect of solid waste disposal facilities, including the securing of a letter of credit, other credit facilities or collateral; and

WHEREAS, the Act further provides that title to solid waste disposal facilities shall not be acquired by the Issuer in the case of a loan transaction; and

WHEREAS, Kentucky Utilities Company, a Kentucky and Virginia corporation (the “Company”), is desirous of financing the qualified costs of acquisition, construction, installation and equipping of certain solid waste disposal facilities to serve the Ghent Generating Station of the Company, which facilities constitute the Construction Project, as defined in the Indenture of Trust by and between the Issuer and Deutsche Bank Trust Company Americas, as Trustee thereunder, dated as of August 1, 2008 (the “Indenture”) and as described in Exhibit A hereto (the “Construction Project”), which Construction Project is located within the corporate boundaries of the Issuer and consists of certain solid waste disposal facilities and which Construction Project, qualifies for financing within the meaning of the Act and the Kentucky Private Activity Bond Allocation Committee has allocated $18,026,265 of the Kentucky State Ceiling for the issuance of private activity bonds to the Company for payment of a portion of the costs of the Construction Project; and

WHEREAS, the Construction Project has been previously approved for tax-exempt bond financing in a preliminary resolution adopted by the Fiscal Court of the Issuer on February 22, 2005 and amended by the Fiscal Court of the Issuer on January 24, 2006 for the purpose of increasing the principal amount of bonds to be issued from $30,000,000 to $100,000,000; and

WHEREAS, under date of July 7, 2005, the Issuer, at the request of the Company, issued its “County of Carroll, Kentucky, Environmental Facilities Revenue Bonds, 2005 Series A (Kentucky Utilities Company Project)”, dated July 7, 2005, of which $13,266,950 principal amount of such bonds remains outstanding and unpaid (the “Refunded 2005 Series A Bonds”), such Refunded 2005 Series A Bonds having been issued to finance a portion of the Cost of Construction of the Refunding Project, hereinafter described.  The Issuer entered into a certain Indenture of Trust dated as of May 1, 2005 (the “2005 Series A Indenture”), with Deutsche Bank Trust Company Americas, as Trustee, Paying Agent and Bond Registrar (the “Prior Trustee”), and it is provided in Article VIII of the 2005 Series A Indenture that the Refunded 2005 Series A Bonds, or any of them, shall be deemed to have been paid within the meaning of such 2005 Series A Indenture when there shall have been irrevocably deposited with the Prior Trustee, either cash or Governmental Obligations, as defined in the 2005 Series A Indenture, maturing as to principal and interest in such amounts and at such times as will insure the availability of sufficient moneys to pay the principal and the applicable redemption premium, if any, on the Refunded 2005 Series A Bonds plus interest thereon to the date of payment and discharge thereof (whether at maturity or upon redemption or otherwise), plus sufficient moneys to pay all necessary and proper fees, compensation and expenses of the Prior Trustee, authenticating agent, bond registrar and any paying agent; together with irrevocable instructions to call and redeem the Refunded 2005 Series A Bonds; and

WHEREAS, under date of November 17, 2005, the Issuer, at the request of the Company, issued its “County of Carroll, Kentucky, Environmental Facilities Revenue Bonds, 2005 Series B (Kentucky Utilities Company Project)”, dated November 17, 2005, of which $13,266,950 principal amount of such bonds remains outstanding and unpaid (the “Refunded 2005 Series B Bonds”), such Refunded 2005 Series B Bonds having been issued to finance a portion of the Cost of Construction of the Refunding Project, hereinafter described.  The Issuer entered into a certain Indenture of Trust dated as of October 1, 2005 (the “2005 Series B Indenture”), with the Prior Trustee, and it is provided in Article VIII of the 2005 Series B Indenture that the Refunded 2005 Series B Bonds, or any of them, shall be deemed to have been paid within the meaning of such 2005 Series B Indenture when there shall have been irrevocably deposited with the Prior Trustee, either cash or Governmental Obligations, as defined in the 2005 Series B Indenture, maturing as to principal and interest in such amounts and at such times as will insure the availability of sufficient moneys to pay the principal and the applicable redemption premium, if any, on the Refunded 2005 Series B Bonds plus interest thereon to the date of payment and discharge thereof (whether at maturity or upon redemption or otherwise), plus sufficient moneys to pay all necessary and proper fees, compensation and expenses of the Prior Trustee, authenticating agent, bond registrar and any paying agent; together with irrevocable instructions to call and redeem the Refunded 2005 Series B Bonds; and

WHEREAS, under date of July 20, 2006, the Issuer, at the request of the Company, issued its “County of Carroll, Kentucky, Environmental Facilities Revenue Bonds, 2006 Series A (Kentucky Utilities Company Project)”, dated July 20, 2006, of which $16,693,620 principal amount of such bonds remains outstanding and unpaid (the “Refunded 2006 Series A Bonds”), such Refunded 2006 Series A Bonds having been issued to finance a portion of the Cost of Construction of the 2006 Project, hereinafter described.  The Issuer entered into a certain Indenture of Trust dated as of June 1, 2006 (the “2006 Series A Indenture”), with the Prior Trustee, and it is provided in Article VIII of the 2006 Series A Indenture that the Refunded 2006 Series A Bonds, or any of them, shall be deemed to have been paid within the meaning of such 2006 Series A Indenture when there shall have been irrevocably deposited with the Prior Trustee, either cash or Governmental Obligations, as defined in the 2006 Series A Indenture, maturing as to principal and interest in such amounts and at such times as will insure the availability of sufficient moneys to pay the principal and the applicable redemption premium, if any, on the Refunded 2006 Series A Bonds plus interest thereon to the date of payment and discharge thereof (whether at maturity or upon redemption or otherwise), plus sufficient moneys to pay all necessary and proper fees, compensation and expenses of the Prior Trustee, authenticating agent, bond registrar and any paying agent; together with irrevocable instructions to call and redeem the Refunded 2006 Series A Bonds; and

WHEREAS, under date of December 7, 2006, the Issuer, at the request of the Company, issued its “County of Carroll, Kentucky, Environmental Facilities Revenue Bonds, 2006 Series C (Kentucky Utilities Company Project)”, dated December 7, 2006, of which $16,693,620 principal amount of such bonds remains outstanding and unpaid (the “Refunded 2006 Series C Bonds” and collectively, with the Refunded 2005 Series A Bonds, the Refunded 2005 Series B Bonds and the Refunded 2006 Series A Bonds, the “Refunded Bonds”), such Refunded 2006 Series C Bonds having been issued to finance a portion of the Cost of Construction of the 2006 Project, hereinafter described.  The Issuer entered into a certain Indenture of Trust dated as of October 1, 2006 (the “2006 Series C Indenture”, and, collectively with the 2005 Series A Indenture, the 2005 Series B Indenture and the 2006 Series A Indenture, the “Prior Indentures”), with the Prior Trustee, and it is provided in Article VIII of the 2006 Series C Indenture that the Refunded 2006 Series C Bonds, or any of them, shall be deemed to have been paid within the meaning of such 2006 Series C Indenture when there shall have been irrevocably deposited with the Prior Trustee, either cash or Governmental Obligations, as defined in the 2006 Series C Indenture, maturing as to principal and interest in such amounts and at such times as will insure the availability of sufficient moneys to pay the principal and the applicable redemption premium, if any, on the Refunded 2006 Series C Bonds plus interest thereon to the date of payment and discharge thereof (whether at maturity or upon redemption or otherwise), plus sufficient moneys to pay all necessary and proper fees, compensation and expenses of the Prior Trustee, authenticating agent, bond registrar and any paying agent; together with irrevocable instructions to call and redeem the Refunded 2006 Series C Bonds; and

WHEREAS, the Company has heretofore, by the issuance of the Refunded 2005 Series A Bonds, the Refunded 2005 Series B Bonds, the Refunded 2006 Series A Bonds and the Refunded 2006 Series C Bonds (the “Refunded Bonds”), financed all or a portion of the qualified costs of acquisition, construction, installation and equipping of certain solid waste disposal facilities to serve the Ghent Generating Station of Company, which facilities constitute the Refunding Project, as defined in the Indenture and as described in Exhibit B hereto (the “Refunding Project”), which Refunding Project is located within the corporate boundaries of the Issuer and consists of certain solid waste disposal facilities and which Refunding Project, qualifies for financing and refinancing within the meaning of the Act; and

WHEREAS, the Refunding Project has been completed and placed in operation in whole or in part or is still under construction and has contributed or will contribute when completed to the collection, storage, treatment, processing and final disposal of solid wastes in the Commonwealth of Kentucky; and

WHEREAS, in connection with the issuance of the Refunded Bonds, the right was reserved to the Issuer, upon direction by the Company, to redeem the Refunded Bonds in advance of their maturity; and the Refunded Bonds bear interest at the Dutch Auction Rate or the Weekly Rate are by their terms currently subject to redemption at the option of the Issuer in whole or in part on any date, at the price of 100% of the principal amount thereof and accrued interest to the date of redemption, as provided in the Prior Indentures; and the immediate redemption and discharge of the Refunded Bonds will result in benefits to the general public and the Company and should be carried out forthwith in the public interest by the issuance by the Issuer of the 2008 Series A Bonds, hereinafter defined, and the application of the proceeds of the 2008 Series A Bonds, together with funds to be provided by the Company, for, among other things, the refunding, payment and discharge of the Refunded Bonds on or prior to the 90th day from the date of issuance of the 2008 Series A Bonds; and

WHEREAS, pursuant to and in accordance with the provisions of the Act, a Memorandum of Agreement between the Issuer and the Company dated February 22, 2005 and an Ordinance duly adopted by the Fiscal Court of the Issuer on September 23, 2008, and in furtherance of the purposes of the Act, the Issuer proposes to issue, sell and deliver a series of its bonds in fully registered form which will be designated “County of Carroll, Kentucky, Environmental Facilities Revenue Bonds, 2008 Series A (Kentucky Utilities Company Project)” (the “2008 Series A Bonds”),  and  to lend to the Company and the Company desires to borrow from the Issuer the proceeds from the sale of the 2008 Series A Bonds to (i) finance the acquisition, construction, installation and equipping of the Construction Project and (ii) cause the outstanding principal amount of the Refunded Bonds to be refunded, paid and discharged in full on or prior to the 90th day from the date of issuance of the 2008 Series A Bonds; and

WHEREAS, the 2008 Series A Bonds are to be issued under and pursuant to and are secured by the Indenture;

NOW, THEREFORE FOR AND IN CONSIDERATION OF THE PREMISES AND THE MUTUAL COVENANTS AND AGREEMENTS HEREINAFTER CONTAINED, THE PARTIES HERETO AGREE EACH WITH THE OTHER, AS FOLLOWS:

ARTICLE I

DEFINITIONS

Section 1.1.          Use of Defined Terms.  In addition to the words and terms defined elsewhere in this Agreement or in the Indenture or by reference to another document, the words and terms set forth in Section 1.2 and Section 1.3 shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent.  Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

Section 1.2.          Incorporation of Certain Terms by Reference.  When and if used in this Agreement, the following terms shall have the meaning set forth in ARTICLE I of the Indenture:

“Act”
“Agreement”
“Authorized Denomination”
“Bond Counsel”
“Bond Fund”
“Bond Year”
“Business Day”
“Code”
“Company”
“Company Bonds”
“Company Representative”
“Construction Fund”
“Construction Project”
“Cost of Construction”
“Cumulative Excess Earnings”
 “Excess Earnings”
“Governmental Obligations”
“Indenture”
“Interest Payment Date”
“Issuer”
“Issuer Representative”
“Loan”
“Net Proceeds”
“Paying Agent”
“Permitted Investments”
“Plans and Specifications”
“Pollution Control Facilities”
“Prior Indentures”
“2008 Project”
“Project Site”
”Purchase Date”
“Purchase Fund”
“Rating Service”
“Rebate Fund”
“Redemption Date”
“Refunded Bonds”
“Refunding Project”
“2008 Series A Bonds”
”Solid Waste Disposal Facilities”
“Tender Agent”
“Trustee”

Section 1.3.          Additional Definitions.  In addition to the terms whose definitions are incorporated by reference herein pursuant to Section 1.2, the following terms shall have the meanings set forth in this Section unless the use or context clearly indicates otherwise:

“Capitalization” means the total of all the following items appearing on, or included in, the balance sheet of the Company:

(1)  liabilities for indebtedness, including short-term debt, long-term debt and current maturities of long-term debt; and

(2)  common stock, preferred stock, capital surplus, premium on capital stock, capital in excess of par value and retained earnings (however the foregoing may be designated), less to the extent not otherwise deducted, the cost of shares of capital stock of the Company held in its treasury.

Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants regularly retained by the Company, and shall be determined as of the date that is the end of the most recent fiscal quarter prior to the happening of an event for which such determination is being made.

“Completion Date” means the date of completion of the construction of the Construction Project, or integral portion thereof, as that date shall be certified as provided in Section 3.3 of this Agreement.

“Debt” shall mean any outstanding debt for money borrowed.

“Determination of Taxability” shall have the meaning ascribed to such term in Section 10.3 of this Agreement.

"Net Tangible Assets" means the amount shown as total assets on the balance sheet of the Company, less the following:

(1)  intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet; and

(2)  appropriate adjustments, if any, on account of minority interests.

Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants regularly retained by the Company, and shall be determined as of the date that is the end of the most recent fiscal quarter prior to the happening of an event for which such determination is being made.

“Operating Property” means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with generally accepted accounting principles.

“Prior Bond Fund” or, collectively, “Prior Bond Funds” means each of the (i) County of Carroll, Kentucky, Environmental Facilities Revenue Bond Fund, 2005 Series A (Kentucky Utilities Company Project) created by the 2005 Series A Indenture, (ii) County of Carroll, Kentucky, Environmental Facilities Revenue Bond Fund, 2005 Series B (Kentucky Utilities Company Project) created by the 2005 Series B Indenture, (iii) County of Carroll, Kentucky, Environmental Facilities Revenue Bond Fund, 2006 Series A (Kentucky Utilities Company Project) created by the 2006 Series A Indenture and (iv) County of Carroll, Kentucky, Environmental Facilities Revenue Bond Fund, 2006 Series C (Kentucky Utilities Company Project) created by the 2006 Series C Indenture.

“Prior Trustee” means Deutsche Bank Trust Company Americas, acting as trustee in respect of the Refunded Bonds.

In addition to the definitions herein, terms used in this agreement and not defined herein shall have the meanings ascribed to such terms in the Indenture.

The words "hereof", "herein", "hereto", "hereby" and "hereunder" refer to this entire Agreement.  Unless otherwise noted, all Section and Article references are to sections and articles in this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1.          Representations, Warranties and Covenants by the Issuer.  The Issuer represents, warrants and covenants that:

(a)  The Issuer is a public body corporate and politic duly created and existing as a County and de jure political subdivision under the Constitution and laws of the Commonwealth of Kentucky and, pursuant to the Act, the Issuer has the power and duty to issue the 2008 Series A Bonds, to enter into this Agreement and the Indenture and the transactions contemplated hereby and to carry out its obligations hereunder and thereunder.  The Issuer is not in default under or in violation of the Constitution or any of the laws of the Commonwealth of Kentucky relevant to the issuance of the 2008 Series A Bonds or the consummation of the transactions contemplated hereby or in connection with such issuance, and has been duly authorized to issue the 2008 Series A Bonds and to execute and deliver this Agreement and the Indenture.  The Issuer agrees that it will do or cause to be done in timely manner all things necessary to preserve and keep in full force and effect its existence, and to carry out the terms of this Agreement.

(b)  The Issuer agrees to loan funds derived from the sale of the 2008 Series A Bonds to the Company to provide for the (i) financing of the construction, acquisition, installation and equipping of the Construction Project, which Construction Project shall finance solid waste disposal facilities which will collect, store, treat and dispose of solid wastes at the Project Site and (ii) to refund, pay and discharge the outstanding principal amount of the Refunded Bonds and to the end that solid wastes may continue to be collected, stored, treated, processed and disposed of at the Project Site.

(c)  To accomplish the foregoing, the Issuer agrees to issue $77,947,405 aggregate principal amount of its 2008 Series A Bonds following the execution of this Agreement on such terms and conditions as are set forth in the Indenture.  The proceeds from the sale of the 2008 Series A Bonds shall be allocated and applied as follows: (i) $18,026,265 to finance the Cost of Construction of the Construction Project and (ii) $59,921,140 to refund, pay and discharge the outstanding principal amount of the Refunded Bonds on or prior to the 90th day from the date of issuance of the 2008 Series A Bonds.

(d)  The Issuer will cooperate with the Company and take all actions necessary for the Company to comply with Section 2.2(f), (l) and (m) hereof and take other actions reasonably requested by the Company in furtherance of this Agreement.

(e)  The Issuer has received an allocation of $18,026,265 of the state ceiling for the issuance of private activity bonds from the Commonwealth to finance the Construction Project by the issuance of the 2008 Series A Bonds, as prescribed by Section 146 of the Code.

(f)  The Project Site is located within the boundaries of the Issuer.

(g)  Each of  Resolution No. 2005-0222 of the Fiscal Court of the Issuer adopted February 22, 2005, the Memorandum of Agreement between the Issuer and the Company, dated February 22, 2005, Resolution No. 2006-0124 of the Fiscal Court of the Issuer adopted on January 24, 2006, in respect of amending Resolution No. 2005-0222 and the Memorandum of Agreement, Resolution No. 2008-0826 of the Fiscal Court of the Issuer adopted on August 26, 2008, and Ordinance No. 2008-0923 of the Fiscal Court of the Issuer adopted on second reading on September 23, 2008 has been in continuous effect since the respective dates of adoption thereof.

Section 2.2.          Representations, Warranties and Covenants by the Company.  The Company represents, warrants and covenants that:

(a)  The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealths of Kentucky and Virginia, (ii) is duly qualified, authorized and licensed to transact business in each jurisdiction wherein failure to qualify would have a material adverse effect on the conduct of its business and (iii) is not in violation of any provision of its Articles of Incorporation, its By-Laws or any laws of the Commonwealths of Kentucky and Virginia relevant to the transactions contemplated hereby or in connection with the issuance of the 2008 Series A Bonds.

(b)  The Company has full and complete legal power and authority to execute and deliver this Agreement, and has by proper corporate action duly authorized the execution and delivery of this Agreement.

(c)  No Event of Default, and no event of the type described in clauses (a) through (d) of Section 9.1 hereof,  has occurred and is continuing and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default or a default under any agreement or instrument to which the Company is a party or by which the Company is or may be bound or to which any of the property or assets of the Company is or may be subject which would impair in any material respect its ability to carry out its obligations under this Agreement or the transactions contemplated hereby.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or by the Indenture, nor the fulfillment of or compliance with the terms and conditions hereof or thereof conflicts with or results in a breach of the terms, conditions or provisions of any corporate restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any instrument or agreement.

(d)  The Company will cause no investment of 2008 Series A Bond proceeds to be made and will make no other use of or omit to take any action with respect to the proceeds of the 2008 Series A Bonds or any funds reasonably expected to be used to pay the 2008 Series A Bonds which will cause the 2008 Series A Bonds or any of them to be arbitrage bonds within the meaning of Section 148 of the Code or would otherwise result in the loss or impairment of the exclusion of the interest on such 2008 Series A Bonds from gross income for federal income tax purposes.

(e)  The average maturity of the 2008 Series A Bonds does not exceed one hundred twenty percent (120%) of the average reasonably expected remaining economic life (as of the date of issuance of the 2008 Series A Bonds) of the Solid Waste Disposal Facilities financed and refinanced by the proceeds of the 2008 Series A Bonds.

(f)  The Company will provide all information requested by the Issuer necessary to evidence compliance with the requirements of the Code, including the information in United States Internal Revenue Service Form 8038 to be filed by the Issuer with respect to the 2008 Series A Bonds and the Solid Waste Disposal Facilities constituting the 2008 Project, and such information will be true and correct in all material respects.

(g)  Within the meaning of Section 149 of the Code, no portion of the payment of the principal or interest on the 2008 Series A Bonds or the Refunded Bonds was or shall be guaranteed directly or indirectly by the United States or any agency or instrumentality thereof.

(h)  Within the meaning of Section 147(e) of the Code, no portion of the proceeds of the 2008 Series A Bonds shall be used to provide any airplane, skybox or other private luxury box, any health club facility, any facilities used primarily for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off the premises.

(i)  The Company reasonably expects that (i) all of the spendable proceeds of the 2008 Series A Bonds allocated to the Construction Project will be used for the governmental purposes of the issue within three years from date of issuance of such 2008 Series A Bonds, (ii) all of the spendable proceeds of the 2008 Series A Bonds allocated to the Refunding Project will be used for the governmental purposes of the issue within 90 days from the date of issuance of such 2008 Series A Bonds and (iii) none of the proceeds of such 2008 Series A Bonds will be invested in nonpurpose obligations having a substantially guaranteed yield for three years or more.

(j)  No portion of the proceeds of 2008 Series A Bonds will be invested at a yield in excess of the yield on the 2008 Series A Bonds except (i) during any permitted temporary period provided by the Code, (ii) proceeds of a reasonably required reserve or replacement fund and (iii) as part of a minor portion of the proceeds of the 2008 Series A Bonds, not in excess of the lesser of 5% of the proceeds of the 2008 Series A Bonds or $100,000.  As used herein, "yield" shall have the meaning assigned to it for purposes of Section 148 of the Code and applicable tax regulations.

(k)  All of the depreciable properties which were taken into account in determining the qualifying costs of the 2008 Project constitute properties either (i) used for the collection, storage, treatment and final disposal of solid waste or (ii) facilities which are functionally related and subordinate to the solid waste disposal facilities constituting the 2008 Project.  All of such functionally related and subordinate facilities are of a size and character commensurate with the character and size of the solid waste disposal facilities constituting the 2008 Project.

(l)  The Company will cause the Issuer to comply in all respects with the requirements of Section 148 of the Code in respect of the rebate of Excess Earnings with respect to the 2008 Series A Bonds to the United States of America.

(m)  Upon the date of issuance of the 2008 Series A Bonds, the Company will have caused the Issuer to comply with the public approval requirements of Section 147 of the Code and at or following the issuance of the 2008 Series A Bonds the Company will cause the Issuer to comply with the information reporting requirements of Section 149 of the Code by the filing of Internal Revenue Service Form 8038 with the United States Internal Revenue Service.

(n)  All of the documents, instruments and written information furnished by the Company on behalf of the Company to the Issuer or the Trustee in connection with the issuance of the 2008 Series A Bonds are true and correct in all material respects as of the date of delivery thereof and did not, as of the date of delivery thereof, omit or fail to state any material facts necessary to be stated therein to make the information provided not misleading.

(o)  The solid waste which is or will be collected, stored, treated and  disposed of by the 2008 Project is and will be useless, unused and unwanted and constitute discarded solid waste materials which have no market or other value at the place where it is located.   To the best knowledge of the Company, no person is or would be willing to purchase such solid waste material in its condition when disposed of in solid waste pits at any price.  Such solid waste, being sludge created by sulphur dioxide removal facilities at the Ghent Generating Station of the Company will be disposed of by placing such SO2 scrubber sludge into solid waste landfills, as required by law.

(p)  It is not anticipated, as of the date hereof, that there will be created any “replacement proceeds”, within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the 2008 Series A Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

(q)  The Company covenants to perform and observe all provisions of the Indenture required to be performed or observed by it.

The Company need not comply with the covenants or representations in Section 2.2, Section 2.3 and Section 2.4 if and to the extent that the Issuer and the Company receive a written opinion of Bond Counsel that such failure to comply will not affect adversely the exclusion of interest on any of the 2008 Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

Section 2.3.          Representations, Warranties and Covenants by the Company regarding the Construction Project.  The Company represents, warrants and covenants that:

(a)  The Construction Project financed in part by application of the proceeds of the 2008 Series A Bonds has been designed and will be constructed to collect, store, treat and dispose of solid wastes at the Project Site.  The Construction Project was and is necessary for the public health and welfare, and has been designed and will be constructed solely for the purposes of solid waste collection, storage, treatment and final disposal of solid wastes, consisting of contaminated scrubber sludge solid wastes created by operation of desulphurization facilities at the Project Site.

(b)  Not less than substantially all of the net proceeds of the 2008 Series A Bonds allocated to the Construction Project (i.e., at least 95% of the net proceeds thereof, including investment earnings thereon) will be applied and used to finance the Cost of Construction of the Construction Project, and all of such Solid Waste Disposal Facilities consist either of land or of property of a character subject to the allowance for depreciation provided in Section 167 of the Code.

(c)  The Company will not use or cause to be used any of the funds provided by the Issuer hereunder (including the earnings on any of such funds) in such a manner as to, or take or omit to take any action with respect to the use of such funds which would, impair the exclusion of the interest on any of the 2008 Series A Bonds from gross income for federal income tax purposes.  Except for certain environmental or building permits which will be required from time to time in connection with the construction, occupation and use of the Construction Project (which the Company has no reason to believe will not be received in the ordinary course of business as and when required), no consent, approval, authorization or other order of any federal, state or local governmental authority (other than the Issuer), not previously obtained or given is required in connection with the acquisition, construction, installation or equipping of the Construction Project or the consummation of the transactions contemplated thereby.

(d)  The Construction Project is of the type authorized and permitted by the Act, and the Cost of Construction of the Project is not less than $18,026,265.

(e)  The Company intends to operate or cause the Construction Project to be operated as Solid Waste Disposal Facilities until all of the 2008 Series A Bonds are paid and discharged.

(f)  No part or component of the Construction Project to be financed with proceeds of the 2008 Series A Bonds was acquired, constructed or installed by the Company prior to the date which is 60 days prior to February 22, 2005; and no part of the proceeds of the 2008 Series A Bonds allocated to the Construction Project will be used by the Company, directly or indirectly, as working capital or to finance inventory.

(g)  At least 95% of the net proceeds of the 2008 Series A Bonds allocated to the Construction Project (including investment earnings thereon) will be used to pay costs of the Construction Project incurred after the date which is 60 days prior to February 22, 2005; and the facilities constituting the Construction Project constitute and will constitute (i) land or property of a character subject to the allowance for depreciation under Section 167 of the Code and (ii) Solid Waste Disposal Facilities.

(h)  The Construction Project financed by the proceeds of the 2008 Series A Bonds will not have been placed in operation at substantially its design level, pursuant to and within the meaning of Section 1.150-2(c)(2) of the Treasury Regulations, more than 18 months prior to the date of the issuance of the 2008 Series A Bonds.

(i)  For purposes of Section 147(c) of the Code, the allocable cost of the land portion of the Construction Project, if any, to be financed with the proceeds of the 2008 Series A Bonds shall be less than 25% of the proceeds of the 2008 Series A Bonds, and none of the 2008 Series A Bond proceeds shall be used to finance land to be used for farming.

(j)  The costs of the issuance of the 2008 Series A Bonds paid from the proceeds of the 2008 Series A Bonds allocated to the Construction Project, if any, shall not exceed 2% of the proceeds of the 2008 Series A Bonds (less accrued interest).

(k)  None of the proceeds of the 2008 Series A Bonds allocated to the Construction Project will be used to acquire, construct or install any property or interest therein unless the first use of such property shall be pursuant to such acquisition, construction or installation.

(l)  No portion of the proceeds of the 2008 Series A Bonds will be deposited to the account of any reserve or replacement fund.

(m)  The Company shall not cause an amount less than 95% of the net proceeds allocated to the Construction Project, as defined in the Code and Treasury Regulations, of the 2008 Series A Bonds (including all investment income therefrom) to be expended for the Solid Waste Disposal Facilities constituting the Construction Project and will direct the Trustee to make payments and transfers of 2008 Series A Bond proceeds to the extent necessary to satisfy such covenant.  In furtherance of such covenant, moneys may not be withdrawn from the Construction Fund until there has been filed with the Trustee prior to each drawing a written requisition as required by Section 4.2 hereof.  All of the proceeds of the 2008 Series A Bonds allocated to the Construction Project shall be applied and expanded for the purpose of constructing, installing and equipping the Construction Project and none of such proceeds shall be used to finance the costs of issuing the 2008 Series A Bonds, including underwriter’s discount or underwriting compensation.

Section 2.4.          Representations, Warranties and Covenants by the Company regarding the Refunding Project.  The Company represents, warrants and covenants that:

(a)  The Refunding Project currently refinanced by application of the proceeds of the Refunded Bonds and Company funds was designed and constructed to collect, store, treat and dispose of solid wastes at the Project Site.  The Refunding Project was and is necessary for the public health and welfare, and has been designed solely for the purposes of solid waste collection, storage, treatment and final disposal of solid wastes, consisting of contaminated scrubber sludge solid wastes created by operation of desulphurization facilities at the Project Site.  The Refunding Project constitutes solid waste disposal facilities and facilities functionally related and subordinate to such facilities under Section 142(a)(6) of the Code and the Act.  The Company has determined and represents that at least 65%, measured by weight or volume of all material introduced into the facilities constituting the Refunding Project  has consisted of and will consist entirely of contaminated gypsum sludge wastes, and will be material that was, beginning on the date of service of the Refunding Project or any components thereof, and has been, at all times subsequent, solid waste which has been and is, useless, unwanted or discarded solid waste material, which in such state has no market or other value at the place where it is located, in the solid waste sludge disposal ponds and landfills adjacent to the Ghent Generating Plant.

(b)  All of the proceeds of the 2008 Series A Bonds allocated to the Refunding Project, exclusive of accrued interest, if any, shall be used on or prior to the 90th day from the date of issuance of the 2008 Series A Bonds exclusively and only to redeem, pay and discharge the principal of the Refunded Bonds, not less than substantially all of the net proceeds of the Refunded Bonds (i.e., at least 95% of the net proceeds thereof, including investment income thereon) were used to finance the Cost of Construction of solid waste disposal facilities, together with facilities functionally related and subordinate to such facilities, and all of such solid waste disposal facilities consist either of land or of property of a character subject to the allowance for depreciation provided in Section 167 of the Code. The Company will provide any additional moneys required to pay and discharge the Refunded Bonds within 90 days following the date of issuance of the 2008 Series A Bonds.

(c)  The Company will not use or cause to be used any of the funds provided by the Issuer hereunder (including the earnings on any of such funds) in such a manner as to, or take or omit to take any action with respect to the use of such funds which would, impair the exclusion of the interest on any of the 2008 Series A Bonds from gross income for federal income tax purposes.  The Refunding Project is of the type authorized and permitted by the Act, and the Cost of Construction of the Refunding Project was not less than $59,921,140.

(d)  The Company intends to continue to operate or cause the Refunding Project to be operated as Solid Waste Disposal Facilities until all of the 2008 Series A Bonds are paid and discharged.

(e)  No portion of the proceeds from the sale of the 2008 Series A Bonds allocated to the Refunding Project will be deposited to the account of any reasonably required reserve or replacement fund or used to pay (i) any costs of issuance of the 2008 Series A Bonds or (ii) any redemption premium or accrued interest on the Refunded Bonds, but such proceeds will be applied and used solely and exclusively to refund, pay and discharge the outstanding principal amount of the Refunded Bonds on or prior to the 90th day after the issuance of the 2008 Series A Bonds.

(f)  The Company will provide any additional moneys, including investment proceeds of the 2008 Series A Bonds allocated to the Refunding  Project, required for the payment and discharge of the Refunded Bonds, payment of redemption premium, if any, and accrued interest in respect thereto and payment of all underwriting discount and costs of issuance of the 2008 Series A Bonds.  Any investment proceeds of the 2008 Series A Bonds allocated to the Refunding Project shall be used exclusively to pay interest or redemption premium due, if any, on the Refunded Bonds on the Redemption Date.

(g)  All of the actual Cost of Construction of the Refunding Project represents amounts paid or incurred which were properly chargeable to the capital account of the Refunding Project or would be so chargeable either with a proper election by the Company or but for a proper election by the Company to deduct such amounts.  Substantially all (i.e. at least 95%) of the net proceeds of the sale of the Refunded Bonds (including investment income therefrom), were used to finance Cost of Construction of the Refunding Project as described above.

(h)  Less than twenty-five percent (25%) of the net proceeds of the Refunded Bonds were used directly or indirectly to acquire land or any interest therein and no portion of such land, if acquired, was or is to be used for farming purposes.  No portion of the proceeds of the Refunded Bonds was used to acquire existing property or any interest therein with respect to which the Company was not the first user for federal income tax purposes.

(i)  No construction, reconstruction or acquisition of the Refunding Project was commenced prior to the taking of official action by the Issuer with respect thereto except for preparation of plans and specifications and other preliminary engineering work.

(j)  Acquisition, construction and installation of the Refunding Project has been accomplished in part and the completed portions of the Refunding Project are being or will be utilized substantially in accordance with the purposes of the Refunding Project and in conformity with all applicable zoning, planning, building, environmental and other applicable governmental regulations and all permits, variances and orders issued or granted pursuant thereto, which permits, variances and orders have not been withdrawn or otherwise suspended, and consistently with the Act.

(k)  The proceeds derived from the sale of the 2008 Series A Bonds allocated to the Refunding Project (other than any accrued interest thereon) will be used exclusively and solely to refund the principal of the Refunded Bonds.  The principal amount of the 2008 Series A Bonds allocated to the Refunding Project does not exceed the principal amount of the Refunded Bonds.  The redemption of the outstanding principal amount of the Refunded Bonds with such proceeds of the 2008 Series A Bonds will occur not later than 90 days after the date of issuance of the 2008 Series A Bonds.

(l)  On the date of issuance and delivery of the Refunded Bonds, the Company reasonably expected that all of the proceeds of the Refunded Bonds would be used to carry out the governmental purposes of such issue within the 3-year period beginning on the date such issue was issued and none of the proceeds of such issue, if any, was invested in nonpurpose investments having a substantially guaranteed yield for 3 years or more.

ARTICLE III

COMPLETION AND OWNERSHIP OF THE 2008 PROJECT

Section 3.1.          Completion and Equipping of the Construction Project.  The Company represents that:

(a)  it will cause or has caused the Construction Project to be constructed as herein provided on the Project Site in accordance with the Plans and Specifications as the same may be amended from time to time.

(b)  it will make, execute, acknowledge and deliver any contracts, orders, receipts, writings and instructions with any other persons, firms or corporations and in general do all  things which may be requisite or proper, all for acquiring, constructing, installing and equipping the Construction Project.

(c)  It will ask, demand, sue for, levy and use its best efforts to recover and receive such sums of money, debts or other demands whatsoever in connection with the Construction Project, to which it may be entitled under any contract, order, guaranty, warranty, writing or instruction in connection with any of the foregoing, and it will enforce the provisions of any contract, agreement, obligation, bond or other security in connection with the Construction Project.  Any amounts received in connection with the foregoing, after deduction of expenses incurred in such recovery, prior to the Completion Date and full disposition of the Construction Fund in accordance with this Agreement and the Indenture, shall be paid into the Construction Fund.

(d)  It will promptly commence and thereafter diligently pursue and continue the acquisition, construction, installation and equipping of the Construction Project to completion and placement in service.

Section 3.2.          Completion and Equipping of the Refunding Project.  The Company represents that it has previously caused components of the Refunding Project to be financed, constructed, in whole or in part, and placed in service, as applicable, as herein provided on the Project Site in accordance with the Plans and Specifications as previously evidenced by the filing of a completion certificate by the Company with the Prior Trustee in respect of the Refunded Bonds.

Section 3.3.          Establishment of Completion Date.  The Completion Date of each component of the Construction Project shall be evidenced to the Trustee by a certificate signed by the Company Representative stating that, except for amounts retained by the Trustee at the Company's direction for any amount of the Cost of Construction not then due and payable or the liability for payment of which is being contested or disputed by the Company, (i) construction of the Construction Project has been completed in accordance with the Plans and Specifications and all labor, services, materials and supplies used in such construction, installation and equipping have been paid for, (ii) all other facilities necessary in connection with the Construction Project have been acquired, constructed, installed and equipped in accordance with the Plans and Specifications and all costs and expenses incurred in connection therewith have been paid, and (iii) to the best of the Company's knowledge and belief and based upon reasonable inquiry, the Construction Project is suitable and sufficient for its intended purposes.  Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being.  Upon receipt of such certificate, the Trustee shall retain in the Construction Fund a sum (specified in writing to it by the Company) equal to the amounts necessary for payment of any portion of the Cost of Construction of the Construction Project not then due and payable or the liability for payment of which is being contested or disputed by the Company.  The remaining amounts in the Construction Fund shall be applied by the Trustee as provided in Section 6.04 of the Indenture.

Section 3.4.          Agreement as to Ownership of the 2008 Project.  The Issuer and the Company agree that title to and ownership of the 2008 Project shall remain in and be the sole property of the Company in which the Issuer shall have no interest.  Notwithstanding any other provision hereof, the Company shall be permitted to sell or otherwise dispose of all or any portion of the 2008 Project, provided that the Company first receives the opinion of Bond Counsel that such sale or disposition shall not adversely affect the exclusion of the interest on the 2008 Series A Bonds from gross income for federal income tax purposes and provided further that in the event of any assignment, in whole or in part, of this Agreement, such assignment shall be in accordance with Section 8.1 hereof.

Section 3.5.          Use of the 2008 Project.  The Issuer does hereby covenant and agree that it will not take any action during the term of this Agreement, other than pursuant to ARTICLE IX of this Agreement or ARTICLE IX of the Indenture, to interfere with the Company's ownership of the 2008 Project or to prevent the Company from having possession, custody, use and enjoyment of the 2008 Project.

Section 3.6.          Financing of Additional Solid Waste Disposal Facilities.  The Company and the Issuer hereby recognize that additional Solid Waste Disposal Facilities at the Project Site (other than those Solid Waste Disposal Facilities which constitute the 2008 Project) have in the past been and may in the future be acquired, constructed, installed and equipped at the Project Site, and that same may be financed with proceeds of one or more series of the Issuer's solid waste disposal facility revenue bonds issued in addition to the 2008 Series A Bonds issued pursuant to the Indenture, to the extent permitted by law.

ARTICLE IV

ISSUANCE OF 2008 SERIES A BONDS; APPLICATION OF PROCEEDS

Section 4.1.          Agreement to Issue 2008 Series A Bonds; Application of 2008 Series A Bond Proceeds.  In order to provide funds to make the Loan, the Issuer will issue, sell and deliver the 2008 Series A Bonds to the initial purchasers thereof and deposit the proceeds thereof with the Trustee, as follows:

(a)  Into the Bond Fund, a sum equal to the accrued interest, if any, to be paid by the initial purchasers of the 2008 Series A Bonds.

(b)  Into each separate Prior Bond Fund held by the Prior Trustee, for the benefit of and payment of the related issue of Refunded Bonds, an amount equal to the then outstanding principal amount of each related issue of Refunded Bonds.

(c)  Into the Construction Fund, the sum of $18,026,265.

Section 4.2.          Disbursements from the Construction Fund.  The Issuer has, in the Indenture, authorized and directed the Trustee to make payments from the Construction Fund to pay the Cost of Construction of the Construction Project or to reimburse the Company for any amount of the Cost of Construction of the Construction Project paid or incurred by it.  Except for requisitions for costs of issuance of the 2008 Series A Bonds  (which costs shall not be considered to be qualifying), requisitions made in the form and manner described below shall be made initially exclusively for expenditures which qualify as solid waste disposal facilities and none, except for the requisitions for such costs of issuance, shall be made for expenditures which do not so qualify until such time as the ratio of qualifying expenditures to nonqualifying expenditures can be maintained at not less than 95% qualifying to 5% nonqualifying.  Notwithstanding the foregoing exception for costs of issuance of the 2008 Series A Bonds, amounts requisitioned for such purposes shall not exceed two percent (2%) of the proceeds of the 2008 Series A Bonds and shall be considered part of the 5% nonqualifying portion.  Payments for Cost of Construction shall be made upon receipt in the case of every disbursement of a requisition signed by the Company Representative stating with respect to each payment to be made: (i) the requisition number, (ii) the name and address of the person, firm or corporation to whom payment has been made or is due, (iii) the amount paid or to be paid, (iv) that each obligation mentioned therein has been properly incurred, is a proper charge against the Construction Fund, is unpaid or unreimbursed, and has not been the basis of any previous withdrawal, and (v) that either (a) the expenditures qualify exclusively as Solid Waste Disposal Facilities or (b) the 95%-5% ratio as required above has been satisfied and the payment of the amount shown in such requisition will not result in less than 95% of the proceeds of the 2008 Series A Bonds expended at such time being used for the acquisition, construction or installation of Solid Waste Disposal Facilities.

Section 4.3.          Furnishing Documents to the Trustee.  The Company agrees to cause such requisitions to be directed to the Trustee as may be necessary to effect payments out of the Construction Fund in accordance with Section 4.2 hereof.

Section 4.4.          The Company Required to Pay in Event Construction Fund Insufficient.  In the event the moneys in the Construction Fund created by the Indenture available for payment of the Cost of Construction should not be sufficient to pay such Cost of Construction of the Construction Project in full, the Company agrees to pay such portion of the Cost of Construction in excess of the moneys available therefor in the Construction Fund.  The Issuer does not make any warranty, either express or implied, that the moneys paid into the Construction Fund and available for payment of the Cost of Construction will be sufficient to pay all of such Cost of Construction of the Construction Project.  The Company agrees that if, after exhaustion of such moneys in the Construction Fund, the Company should directly pay any portion of the Cost of Construction pursuant to the provisions of this Section, it shall not be entitled to any diminution or abatement of the amounts payable under Section 5.1 hereof.

Section 4.5.          Payment and Discharge of Refunded Bonds. The Company covenants and agrees with the Issuer that it will,  upon the date of issuance of the 2008 Series A Bonds, give irrevocable instructions to the Prior Trustee to call and redeem the Refunded Bonds in accordance with their terms and will simultaneously deposit into the Prior Bond Fund cash or direct United States obligations (“Governmental Obligations”) sufficient on the date of issuance of the 2008 Series A Bonds, to fully defease and discharge the Refunded Bonds on such date (assuming that the Refunded Bonds bear interest at the maximum interest rate) in accordance with ARTICLE VIII of the Prior Indentures, without reference to any interest earnings to be accrued during the period from the date of issuance of the 2008 Series A Bonds to the redemption date of the Refunded Bonds. Such matters shall be confirmed by issuance of an appropriate written certificate of the Prior Trustee confirming defeasance and full discharge of the Refunded Bonds upon the date of issuance of the 2008 Series A Bonds.  Such irrevocable instructions, deposit of sufficient cash and Governmental Obligations and issuance by the Prior Trustee of a certificate of defeasance and discharge is a condition precedent to the issuance of the 2008 Series A Bonds.

Section 4.6.          Investment of the Construction Fund, the Bond Fund and the Rebate Fund Moneys.  Subject to the provisions of Section 148 of the Code, any moneys held as a part of the Construction Fund, the Bond Fund or the Rebate Fund, shall be invested or reinvested by the Trustee, at the written request of and as specifically directed by the Company, in one or more of the Permitted Investments.  The Trustee may make any and all such investments through its own investment department.

Any such investments shall be held by or under the control of the Trustee.  All moneys invested shall be deemed at all times a part of the fund for which such investments were made.  The interest accruing thereon and any profit realized from such investments shall be credited pro rata to such fund, and any loss resulting from such investments shall be charged pro rata to such fund.  The Trustee shall sell and reduce to cash a sufficient amount of applicable investments whenever the cash balance in the Construction Fund or the Bond Fund is insufficient to pay the principal of, premium, if any, and interest on the 2008 Series A Bonds or any other amount payable from the Bond Fund when due or upon any required disbursement from the Rebate Fund, respectively.  The Trustee will not be liable for any investment loss (including any loss upon a sale of any investment) or any fee, tax or other charge in respect of any investments, reinvestments or any liquidation of investments made pursuant to this Agreement or the Indenture.  The Rebate Fund shall never be commingled with any other fund or account.

Section 4.7.          Special Arbitrage Certifications.

(a) The Company covenants and agrees that it will not take or authorize or permit any action to be taken and has not taken or authorized or permitted any action to be taken which results or would result in interest paid on any of the 2008 Series A Bonds being included in gross income of any owner thereof for purposes of federal income taxation (other than an owner who is a "substantial user" of the 2008 Project or a "related person" within the meaning of Section 147(a) of the Code) or adversely affects the validity of the 2008 Series A Bonds.

(b)  The Company warrants, represents and certifies to the Issuer that the proceeds of the 2008 Series A Bonds will not be used in any manner that would cause the 2008 Series A Bonds to be "arbitrage bonds" under Sections 103(b)(2) and 148 and other applicable sections of the Code.  To the best knowledge and belief of the Company, there are no facts, estimates or circumstances that would materially change the foregoing conclusion.

(c)  The Company hereby covenants that it will at all times comply and cause the Issuer to comply with the provisions of Section 148 and other applicable sections of the Code and will restrict the use of the proceeds of the 2008 Series A Bonds, in such manner and to such extent, if any, as may be necessary, and remit Excess Earnings with respect to all of the 2008 Series A Bonds, if any, to the United States of America pursuant to Section 148(f)(2) of the Code and carry out such actions so that the 2008 Series A Bonds will not constitute "arbitrage bonds" under Sections 103(b)(2) and 148 of the Code.  An officer or officers of the Issuer having responsibility with respect to the issuance of the 2008 Series A Bonds is or are hereby authorized and directed to give an appropriate certificate of the Issuer, for inclusion in the transcript of proceedings for the 2008 Series A Bonds, setting forth the reasonable expectations of the Issuer regarding the amount and use of the proceeds of the 2008 Series A Bonds and the facts, estimates and circumstances on which they are based and related matters, all as of the date of delivery of and payment for the 2008 Series A Bonds pursuant to said Section 148 of the Code.  The Company shall provide the Issuer, and the Issuer's certificate may be expressly based on, a certificate of the Company setting forth the facts, estimates and circumstances and reasonable expectations of the Company on the date of delivery of and payment for the 2008 Series A Bonds regarding the amount and use of the proceeds of the 2008 Series A Bonds and related matters.  In the event any such representation of the Company relied upon by the Issuer is untrue or inaccurate and the Issuer thereby suffers costs or damages, the Company shall indemnify the Issuer for any such costs or damages.

(d)  Consistent with the foregoing, the Company covenants and certifies to the Issuer and to and for the benefit of the purchasers of the 2008 Series A Bonds, that no use will be made of the proceeds of the sale of the 2008 Series A Bonds which would cause the 2008 Series A Bonds to be classified as "arbitrage bonds" within the meaning of Sections 103(b)(2) and 148 of the Code and that the Company and the Issuer will, after issuance of the 2008 Series A Bonds, comply with the provisions of the Code at all times, including after the 2008 Series A Bonds are discharged, to the extent Excess Earnings with respect to the 2008 Series A Bonds are required to be rebated to the United States of America pursuant to Section 148(f)(2) of the Code.  Pursuant to such covenant, the Issuer and the Company obligate themselves throughout the term of this Agreement and thereafter not to violate the requirements of Section 148 of the Code.

(e)  The Company warrants, represents and certifies to the Issuer that the proceeds of the 2008 Series A Bonds will be applied and invested in compliance with the current requirements of Section 149(g) of the Code and that consequently the 2008 Series A Bonds will not be "hedge bonds" under such Section 149(g) of the Code.

(f)  The Company hereby covenants and agrees that it will at all times comply with the provisions of Section 148, including Section 148(f) of the Code and with Section 6.07 of the Indenture.  Specifically, the Company shall carry out, do and perform all acts stipulated to be performed by the Company pursuant to such Section 6.07 of the Indenture.  The Company shall further undertake to assure and cause rebate payments, if any, to be calculated and made to the United States of America in accordance with Section 148(f)(2) of the Code from moneys on deposit in the Rebate Fund from time to time after the end of each Computation Period, as defined in the Indenture, and following discharge of the 2008 Series A Bonds.  The Company also covenants to take all necessary acts and steps as required to cause the Issuer to comply with the provisions of Sections 7.02 and  7.03 of the Indenture.

Section 4.8.          Opinion of Bond Counsel.  The Company need not comply with the covenants or representations in Section 4.7 if and to the extent that the Issuer and the Company (with a copy to the Trustee) receive a written opinion of Bond Counsel that such failure to comply will not affect adversely the exclusion of interest on any of the 2008 Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

Section 4.9.          Construction Fund Pledged as Further Security.  Pending complete disbursement of all moneys in the Construction Fund pursuant to the provisions of this Agreement, pursuant to the Indenture all of such moneys or investments of such moneys are pledged to the Trustee and the holders of the 2008 Series A Bonds for the further security of the 2008 Series A Bonds.

ARTICLE V

PROVISIONS FOR PAYMENT

Section 5.1.          Loan Payments and Other Amounts Payable.

(a)  The Company hereby covenants and agrees to repay the Loan, as follows:  on or before any Interest Payment Date for the 2008 Series A Bonds or any other date that any payment of interest, premium, if any, purchase price or principal is required to be made in respect of the 2008 Series A Bonds at the times specified in accordance with the more specific provisions and requirements of the Indenture, until the principal of, premium, if any, and interest on the 2008 Series A Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, it will pay to the Trustee, for disbursement by the Trustee, as Paying Agent, or for disbursement by any Paying Agent such sums which will enable the Paying Agent to pay the amounts payable on such date, in immediately available funds, as principal of (whether at purchase, maturity or upon redemption or acceleration or otherwise), premium, if any, and interest on the 2008 Series A Bonds as provided in the Indenture; provided that such payments by the Company to enable the Tender Agent to pay the purchase price of Bonds shall be made within the times required by Section 3.06 of the Indenture.  It is understood and agreed that all payments payable by the Company under this subsection (a) of Section 5.1 are assigned by the Issuer to the Trustee, the Paying Agent and the Tender Agent, as applicable, for the benefit of the Bondholders.  The Company assents to such assignment.  The Issuer hereby directs the Company and the Company hereby agrees to pay to the Trustee and/or the Paying Agent or the Tender Agent, as appropriate, at the Principal Office of the Trustee and/or the Paying Agent or the Tender Agent, as appropriate, all payments payable by the Company pursuant to this subsection.

(b)  The Company will also pay the reasonable expenses of the Issuer related to the issuance of the 2008 Series A Bonds and incurred upon the request of the Company.

(c)  The Company will also pay the agreed upon fees and expenses of the Trustee (including those referred to in Section 10.02 of the Indenture), the Bond Registrar, the Tender Agent and the Paying Agent under the Indenture and all other amounts which may be payable to the Trustee, the Bond Registrar, the Paying Agent and the Tender Agent, as applicable from time to time, under the Indenture, such amounts to be paid directly to the Trustee, the Bond Registrar, the Paying Agent and the Tender Agent for their respective own accounts as and when such amounts become due and payable.

(d)  The Company further agrees to hold harmless the Trustee, the Bond Registrar and the Paying Agent against any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by it without negligence or bad faith on its part in connection with the issuance of the 2008 Series A Bonds or the acceptance or administration of the trusts under the Indenture, including the costs of defending itself against any claim or liability in connection therewith.

(e)  The Company covenants, for the benefit of the Bondholders, if applicable, to pay or cause to be paid, to the Tender Agent for deposit in the Purchase Fund, such amounts as shall be necessary to enable the Tender Agent to pay the purchase price of 2008 Series A Bonds delivered to it for purchase, all as more particularly described in Sections 3.03 and 3.06 of the Indenture, and, in that regard, it will maintain an account with the Tender Agent and will pay in immediately available funds, a sum which will enable the Tender Agent to pay the purchase price of 2008 Series A Bonds delivered to it for purchase, as provided in the Indenture.

(f)  In the event the Company should fail to make any of the payments required in this Section 5.1, the item or installment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due to the date of payment.

Section 5.2.          Payments Assigned.  As set forth in Section 5.1 hereof, it is understood and agreed that this Agreement and all payments made by the Company pursuant to this Agreement (except payments pursuant to Section 5.1(b) and (c) or pursuant to Section 8.2 hereof) are assigned by the Issuer to the Trustee.  The Company assents to such assignment and hereby agrees that, as to the Trustee, the Paying Agent and the Tender Agent, as applicable from time to time, its obligation to make such payments shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement or to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by any party, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing by any party.  Except as provided above, the Issuer hereby directs the Company and the Company hereby agrees to pay directly to the Trustee, the Paying Agent, the Bond Registrar, the Tender Agent and the Issuer, as appropriate, all said payments payable by the Company pursuant to Section 5.1 of this Agreement.

Section 5.3.          Taxes and Other Governmental Charges.  The Company agrees to pay during the term of this Agreement, as the same respectively become due, all taxes, assessments and other governmental charges of any kind whatsoever that may at any time be lawfully assessed, levied or charged against or with respect to the 2008 Project; provided, that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as may have become due and provided further that nothing herein shall be construed as obligating the Company to pay taxes on any interest or principal on the 2008 Series A Bonds disbursed to the Bondholders.

The Company may, at its expense and in its own name, in good faith contest any such taxes, assessments and other governmental charges and, in the event of any such contest, may permit the taxes, assessments or other governmental charges so contested to remain unpaid during the period of such contest and any appeal therefrom unless, in the opinion of its counsel, by nonpayment of any such items the security provided pursuant to the provisions of the Indenture will be materially endangered, in which event such taxes, charges for payments in lieu of taxes, assessments or charges shall be paid forthwith.  The Issuer will cooperate fully with the Company in any such contest.  In the event the Company shall fail to pay any of the foregoing items required by this Section to be paid by the Company, the Issuer or the Trustee may (but shall be under no obligation to) pay the same and any amounts so advanced therefor by the Issuer or the Trustee shall become an additional obligation of the Company to the one making the advancement, which amounts, together with interest thereon the Company agrees to pay at a rate which shall be one percent above the lowest minimum lending rate publicly quoted at such time as being charged by any commercial bank which is a member of the New York Clearing House on ninety-day commercial loans to its prime commercial borrowers or the maximum rate permitted by law, whichever is lesser, until paid; provided, however, that no such advancement shall operate to relieve the Company from any default hereunder.  The Company may at its expense and in its own name and behalf apply for any tax exemption or exemption from payments in lieu of taxes allowed by the Commonwealth of Kentucky, or any political or taxing subdivision thereof under any existing or future provision of law which grants or may grant any such tax exemption or exemption from payments in lieu of taxes.

Section 5.4.          Obligations of the Company Unconditional.  The obligation of the Company to make the payments pursuant to this Agreement and to make any payments required in respect of the Rebate Fund as provided in Section 6.07 of the Indenture shall be absolute and unconditional.  Until such time as the principal of, premium, if any, and interest on the 2008 Series A Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Company (i) will not suspend or discontinue any payments pursuant to this Agreement and (ii) except as provided in ARTICLE X hereof, will not terminate this Agreement for any cause including, without limiting the generality of the foregoing, failure of title to the 2008 Project or any part thereof, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the 2008 Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the Commonwealth of Kentucky or any political subdivision thereof or any failure of the Issuer or the Trustee to perform and observe any agreement, whether express or implied or any duty, liability or obligation arising out of or connected with this Agreement.  Nothing contained in this Section shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained; and in the event the Issuer should fail to perform any such agreement on its part, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance so long as such action shall be in accordance with the agreements on the part of the Company contained in the preceding sentence.  The Company may, however, at its own cost and expense and in its own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of ownership, possession, occupancy and use of the 2008 Project, and in such event the Issuer hereby agrees to cooperate fully with the Company.

Section 5.5.          Rebate Fund.  The Company agrees to make all payments to the Trustee and rebate all amounts to the United States of America as are required of it under the Code or the Indenture.  The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture.

Section 5.6.          Redemption of the 2008 Series A Bonds in Advance of Scheduled Maturity.  Under the terms of the Indenture, the 2008 Series A Bonds are and will be subject to redemption prior to their scheduled maturity.  The Issuer agrees that it shall direct the Trustee to redeem and call 2008 Series A Bonds at the written direction of the Company.

Section 5.7.          Cancellation of 2008 Series A Bonds.  The cancellation by the Bond Registrar of any 2008 Series A Bond or Bonds purchased by the Company and delivered to the Bond Registrar for cancellation or of any 2008 Series A Bond or Bonds redeemed or purchased by the Issuer through funds other than funds received as Loan payments hereunder shall constitute a Loan repayment equal to the principal amount of the 2008 Series A Bond or Bonds so cancelled.

ARTICLE VI

MAINTENANCE; DAMAGE, DESTRUCTION AND
CONDEMNATION; USE OF NET PROCEEDS; INSURANCE

Section 6.1.          Maintenance.  So long as any 2008 Series A Bonds are Outstanding, as that term is defined in the Indenture, the Company will maintain, preserve and keep the 2008 Project, or cause the 2008 Project to be maintained, preserved and kept, in good repair, working order and condition and will from time to time make or cause to be made all proper repairs, replacements and renewals necessary to continue to constitute the 2008 Project as Solid Waste Disposal Facilities; provided, however, that the Company will have no obligation to maintain, preserve, keep, repair, replace or renew any element or portion of the 2008 Project (a) the maintenance, preservation, keeping, repair, replacement or renewal of which becomes uneconomical to the Company because of damage or destruction by a cause not within the control of the Company, or condemnation of all or substantially all of the 2008 Project or the generating facilities to which the element or unit of the 2008 Project is an adjunct, or obsolescence (including economic obsolescence) or change in government standards and regulations, or the termination by the Company of the operation of the generating facilities to which the element or unit of the 2008 Project is an adjunct, and (b) with respect to which the Company has furnished to the Issuer and the Trustee a certificate executed by the Company Representative certifying that the maintenance, preservation, keeping, repair, replacement or renewal of such element or unit of the 2008 Project is being discontinued for one of the foregoing reasons, which shall be stated therein, and that the discontinuance of such element or unit will not adversely affect the exclusion of interest on any of the 2008 Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

The Company shall have the privilege at its own expense of remodeling the 2008 Project or making substitutions, modifications and improvements to the 2008 Project from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the 2008 Project; provided, however, that the Company shall take no actions which will change or alter the basic nature of the 2008 Project as Solid Waste Disposal Facilities.

If, prior to full payment of all 2008 Series A Bonds outstanding (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the 2008 Project or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the 2008 Project or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Issuer or the Company receives Net Proceeds from insurance or any condemnation award in connection therewith, the Company (unless it shall have exercised its option to prepay the Loan pursuant to provisions of Section 10.1(b) or (c) hereof) shall either (i) cause such Net Proceeds to be used to repair, reconstruct, restore or improve the 2008 Project, or (ii) reimburse the Credit Facility Issuer for drawings under the Credit Facility for the redemption of 2008 Series A Bonds, in whole or in part, on any date which is a Business Day, which, in the opinion of Bond Counsel, will not adversely affect the exclusion of interest on any of the 2008 Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code; provided that if the 2008 Series A Bonds bear interest at the Flexible Rate or Semi-Annual Rate, such redemption must occur on a date on which the 2008 Series A Bonds are otherwise subject to optional redemption.

Section 6.2.          Insurance.  The Company agrees to insure, or self-insure, the 2008 Project at all times reasonably in accordance with investor-owned public utility industry general practices and standards.

ARTICLE VII

SPECIAL COVENANTS

Section 7.1.          No Warranty of Condition or Suitability by the Issuer. The Issuer makes no warranty, either express or implied, as to the 2008 Project or that it will be suitable for the Company's purposes or needs.

Section 7.2.          The Company to Maintain its Corporate Existence; Conditions under Which Exceptions Permitted.  The Company agrees that during the term of this Agreement it will maintain its corporate existence and good standing, will continue to be a corporation organized under the laws of the Commonwealths of Kentucky and Virginia or qualified and admitted to do business in the Commonwealths of Kentucky and Virginia, and will neither dispose of all or substantially all of its assets nor consolidate with nor merge into another corporation unless the acquirer of its assets or the corporation with which it shall consolidate or into which it shall merge, (i) shall be a corporation or other business organization organized and existing under the laws of the United States or one of the States of the United States of America or the District of Columbia, (ii) shall be qualified and admitted to do business in the Commonwealth of Kentucky, (iii) shall assume in writing all of the obligations and covenants of the Company herein and (iv) shall deliver a copy of such assumption to the Issuer and the Trustee.

Section 7.3.          Financial Statements.  The Company agrees to furnish the Trustee (within 120 days after the close of each fiscal year) with an audited balance sheet and statements of income, retained earnings and changes in cash flows showing the financial condition of the Company and its consolidated subsidiary or subsidiaries, if any, at the close of such fiscal year and the results of operations of the Company and its consolidated subsidiary or subsidiaries, if any, for such fiscal year, accompanied by an opinion of its regular independent certified public accountants that such statements fairly represent the financial condition of the Company in accordance with generally accepted accounting principles.  The information so provided to the Trustee shall be kept in its files and is not required to be distributed to any Registered Holder or other person.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

Section 7.4.          Further Assurances and Corrective Instruments. The Issuer and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement.

Section 7.5.          The Issuer Representative.  Whenever under the provisions of this Agreement the approval of the Issuer is required or the Issuer is required to take some action at the request of the Company, such approval shall be made or such action shall be taken by the Issuer Representative and the Company or the Trustee shall be authorized to act on any such approval or action, and the Issuer shall have no redress against the Company or the Trustee as a result of any such action taken.

Section 7.6.          Company Representative.  Whenever under the provisions of this Agreement the approval of the Company is required or the Company is required to take some action at the request of the Issuer, such approval shall be made or such action shall be taken by the Company Representative and the Issuer or the Trustee shall be authorized to act on any such approval or action and the Company shall have no redress against the Issuer or the Trustee as a result of any such action taken.

Section 7.7.          Financing Statements.  The Company shall, to the extent required by law, file and record, refile and rerecord, or cause to be filed and recorded, refiled and rerecorded, all documents or notices, including financing statements and continuation statements, required by law in order to perfect, or maintain the perfection of, the lien of the Indenture. The Issuer shall cooperate fully with the Company in taking any such action.  Concurrently with the execution and delivery of the 2008 Series A Bonds, the Company shall cause to be delivered to the Trustee an opinion of counsel (a) stating that in the opinion of such counsel, either (i) such action has been taken, as set forth therein, with respect to the recording and filing of such documents, notices and financing statements as is necessary to perfect the lien of the Indenture under the Uniform Commercial Code of the Commonwealth of Kentucky, or (ii) no such action is necessary to so perfect such lien, and (b) stating the requirements for the filing of continuation statements or other documentation or notices in order to maintain the perfection of the lien of the Indenture, which filings the Company agrees to undertake.

Section 7.8.          The Company's Performance Under Indenture.  The Company agrees, for the benefit of Bondholders to do and perform all acts and things contemplated in the Indenture to be done and performed by it.

Section 7.9.          Negative Pledge.

(a)  The Company agrees that so long as any 2008 Series A Bonds remain outstanding, the Company will not issue, assume or guarantee any Debt secured by any mortgage, security interest, pledge or lien (herein referred to as a “mortgage”) of or upon any Operating Property of the Company, whether owned at the date of the Indenture or thereafter acquired, and will not permit to exist any Debt secured by a mortgage on any Operating Property without in any such case effectively securing the 2008 Series A Bonds equally and ratably with such Debt; provided, however, that the foregoing restriction shall not apply to Debt secured by any of the following:

(i)  mortgages on any property existing at the time of acquisition thereof;

(ii)  mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company, or at the time of a sale, lease or other disposition of the properties of such corporation or a division thereof as an entirety or substantially as an entirety to the Company, provided that such mortgage as a result of such merger, consolidation, sale, lease or other disposition is not extended to property owned by the Company immediately prior thereto;

(iii)  mortgages on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving such property, or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such mortgages are created or assumed contemporaneously with, or within 18 months after, such acquisition or completion of substantial repair or alteration, construction, development or substantial improvement or within six months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 18 month period;

(iv)  mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or for the benefit of holders of securities issued by any such entity, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving the property subject to such mortgages; or

(v)  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (1) to (4), inclusive; provided, however, that the principal amount of indebtedness secured thereby and not otherwise authorized by said clauses (1) to (4), inclusive, shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

(b)  Notwithstanding the provisions of Section 7.9(a) and so long as any 2008 Series A Bonds remain outstanding, the Company may issue, assume or guarantee Debt, or permit to exist Debt, secured by mortgages which would otherwise be subject to the restrictions of this Section up to an aggregate principal amount that, together with the principal amount of all other Debt of the Company secured by mortgages (other than mortgages permitted by Section 7.9(a) that would otherwise be subject to the foregoing restrictions) does not at the time exceed the greater of 10% of Net Tangible Assets or 10% of Capitalization.

(c)  Notwithstanding the provisions of Section 7.9(a) and Section 7.9(b), the Company will not issue, assume, guarantee or permit to exist any debt of the Company secured by a mortgage, the creditor of which controls, is controlled by, or is under common control with, the Company.

(d)  If at any time the Company shall issue, assume or guarantee any Debt secured by any mortgage and if Section 7.9(a) requires that the 2008 Series A Bonds be secured equally and ratably with such Debt, the Company will promptly execute, at its expense, any instruments necessary to so equally and ratably secure such 2008 Series A Bonds.

ARTICLE VIII

ASSIGNMENT; INDEMNIFICATION; REDEMPTION

Section 8.1.          Assignment.  This Agreement may be assigned by the Company without the necessity of obtaining the consent of either the Issuer or the Trustee, subject, however, to each of the following conditions:

(a)  No assignment (other than pursuant to Section 7.2 hereof) shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment the Company shall remain primarily liable for payments of the amounts specified in Section 5.1 hereof and for performance and observance of the other covenants or agreements on its part herein provided to be performed and observed to the same extent as though no assignment had been made;

(b)  The assignee shall assume the obligations of the Company hereunder to the extent of the interest assigned;

(c)  The Company shall, within thirty days after the delivery thereof, furnish or cause to be furnished to the Issuer and to the Trustee a true and complete copy of each such assignment and assumption of obligation; and

(d)  prior to such assignment, the Company shall have obtained an opinion of Bond Counsel to the effect that such assignment will not adversely affect the exclusion of interest on the 2008 Series A Bonds from gross income for Federal income tax purposes under Section 103(a) of the Code.

Section 8.2.          Release and Indemnification Covenants.  The Company releases the Issuer from and covenants and agrees that the Issuer shall not be liable for, and agrees to indemnify and hold the Issuer harmless against, any expense or liability incurred by the Issuer, including attorneys' fees, resulting from any loss or damage to property or any injury to or death of any person occurring on or about or resulting from any defect in the 2008 Project or from any action commenced in connection with the financing thereof.  If any such claim is asserted, the Issuer agrees to give prompt notice to the Company and the Company will assume the defense thereof, with full power to litigate, compromise or to settle the same in its sole discretion, it being understood that the Issuer will not settle or consent to the settlement of the same without the consent of the Company.

Section 8.3.          Assignment of Interest in Agreement by the Issuer.  Any assignment by the Issuer to the Trustee pursuant to the Indenture or this Agreement of any moneys receivable under this Agreement shall be subject and subordinate to this Agreement.

Section 8.4.          Redemption of 2008 Series A Bonds.  Upon the agreement of the Company to deposit moneys in the Bond Fund in an amount sufficient to redeem 2008 Series A Bonds subject to redemption, the Issuer, at the request of the Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the 2008 Series A Bonds outstanding, as may be specified by the Company, on the redemption date specified by the Company.

Section 8.5.          Reference to 2008 Series A Bonds Ineffective after 2008 Series A Bonds Paid.  Upon payment in full of the 2008 Series A Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and payment of all amounts required to be paid to the United States of America pursuant to Section 4.7 hereof and payment of all fees and charges of the Trustee (including reasonable attorney’s fees and expenses), the Bond Registrar, the Authenticating Agent and any Paying Agent, all references in this Agreement to the 2008 Series A Bonds and the Trustee shall be ineffective and neither the Trustee nor the holders of any of the 2008 Series A Bonds shall thereafter have any rights hereunder except as set forth in Section 11.1.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.1.          Events of Default Defined.  The following shall be "Events of Default" under this Agreement and the term "Events of Default" shall mean, whenever they are used in this Agreement, any one or more of the following events:

(a)  Failure by the Company to pay any amount required to be paid under subsections (a) and (e) of Section 5.1 hereof which results in failure to pay principal of, premium or interest on or the purchase price of the 2008 Series A Bonds, and such failure shall cause an Event of Default under the Indenture.

(b)  Failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed, other than as referred to in subsection (a) of this Section, for a period of thirty days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if such failure is capable of being cured and corrective action is instituted by the Company within the applicable period and is being diligently pursued.

(c)  An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of the property or assets of the Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company or (iii) the winding-up or liquidation of the Company; and such proceeding or petition shall continue undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

(d)  The Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (d) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Company or for a substantial part of the property or assets of the Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing.

(e)  The occurrence of an Event of Default under the Indenture.

The provisions of Section 9.1(b) are subject to the following limitations:  If by reason of force majeure the Company is unable in whole or in part to carry out its agreements on its part herein contained, other than the obligations on the part of the Company contained in Section 2.3(g) and (d), Section 4.7 or Section 7.2 or ARTICLE V hereof and the general covenant and obligation of the Company to take all necessary actions for the continued exclusion of interest on the 2008 Series A Bonds from gross income for federal and Kentucky income taxes, the Company shall not be deemed in default during the continuance of such inability.  The term "force majeure" as used herein shall mean any cause or event not reasonably within the control of the Company, including without limitation the following:  acts of God; strikes; wars or national police actions, lockouts or other industrial disturbances; acts of public enemies, including terrorists; orders of any kind of the government of the United States or of the Commonwealth of Kentucky or any of their departments, agencies or officials, or any civil or military authority; evacuations and quarantines; insurrections; riots; epidemics; plague; famine; landslides; lightning; earthquakes; fire; hurricanes; tornadoes; storms; typhoons; cyclones; volcanic eruptions; floods; washouts; droughts; arrests; restraints of government and people; civil disturbances; explosions; breakage or accident to machinery and transmission lines or pipes; or partial or entire failure of utility services.  The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

Section 9.2.          Remedies on Default.  Whenever any Event of Default referred to in Section 9.1 hereof shall have happened and be continuing, the Trustee, may take any one or more of the following remedial steps:

(a)  By written notice to the Company, the Trustee, on behalf of the Issuer, may declare an amount equal to the principal and accrued interest on the 2008 Series A Bonds then Outstanding, as defined in the Indenture, to be immediately due and payable under this Agreement, whereupon the same shall become immediately due and payable.

(b)  The Trustee, on behalf of the Issuer, may have access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of the Company.

(c)  The Trustee, on behalf of the Issuer, may take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

In case there shall be pending a proceeding of the nature described in Section 9.1(c) or (d) above, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any custodian (including, without limitation a receiver, trustee or liquidator) of the Company appointed in connection with such proceedings is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including reasonable counsel fees and expenses  incurred by it up to the date of such distribution.

Any amounts collected pursuant to action taken under this Section (other than the compensation and expenses referred to in the immediately prior sentence) shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the 2008 Series A Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and all reasonable and necessary fees and expenses of the Trustee and any paying agents accrued and to accrue through final payment of the 2008 Series A Bonds, and all other liabilities of the Company accrued and to accrue hereunder or under the Indenture through final payment of the 2008 Series A Bonds have been paid, such amounts so collected shall be paid to the Company.

Section 9.3.          No Remedy Exclusive.  No remedy herein conferred upon or reserved to the Issuer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Issuer to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be herein expressly required.  Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee, and the Trustee and the holders of the 2008 Series A Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 9.4.          Agreement to Pay Reasonable Attorneys' Fees and Expenses.  In the event Company should default under any of the provisions of this Agreement and the Issuer and/or the Trustee should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer and/or the Trustee the reasonable fees and expenses of such attorneys and such other reasonable expenses so incurred by the Issuer and/or the Trustee.

Section 9.5.          Waiver of Events of Default.  If, after the acceleration of the maturity of the outstanding 2008 Series A Bonds by the Trustee pursuant to the Indenture, and before any judgment or decree for the appointment of a receiver or for the payment of the moneys due shall have been obtained or entered, the Company shall cause to be deposited with the Trustee a sum sufficient to pay all matured installments of interest upon all 2008 Series A Bonds and the principal of, and premium, if any, on any and all 2008 Series A Bonds which shall have become due otherwise than by reason of such declaration (with interest upon such principal and premium, if any, and overdue installments of interest, at the rate per annum which is one percent above the highest rate borne by any 2008 Series A Bond, until paid), and such amounts as shall be sufficient to cover all expenses of the Trustee in connection with such default, and all defaults under the Indenture and this Agreement, other than nonpayment of principal of 2008 Series A Bonds which shall have become due by said declaration, shall have been remedied, and such Event of Default under the Indenture shall be deemed waived by the Trustee in accordance with Section 9.11 of the Indenture with the consequence that under the Indenture such acceleration is rescinded, then the Company's default hereunder shall be deemed to have been waived by the Issuer and no further action or consent by the Trustee or the Issuer shall be required.  In the event any agreement or covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE X

PREPAYMENT OF LOAN

Section 10.1.        Options to Prepay Loan.  The Company shall have, and is hereby granted, options to prepay the Loan in whole and to cancel or terminate this Agreement on any Business Day at any time the Company so elects, if certain events shall have occurred within the 180 days preceding the giving of written notice by the Company to the Trustee of such election, as follows:

(a)  If in the judgment of the Company, unreasonable burdens or excessive liabilities shall have been imposed after the issuance of the 2008 Series A Bonds upon the Company with respect to the 2008 Project or the operation thereof, including without limitation federal, state or other ad valorem, property, income or other taxes not imposed on the date of this Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the 2008 Project;

(b)  If the 2008 Project or a portion thereof or other property of the Company in connection with which the 2008 Project is used shall have been damaged or destroyed to such an extent so as, in the judgment of the Company, to render the 2008 Project or other property of the Company in connection with which the 2008 Project is used unsatisfactory to the Company for its intended use and such condition shall continue for a period of six months;

(c)  There shall have occurred condemnation of all or substantially all of the 2008 Project or the taking by eminent domain of such use or control of the 2008 Project or other property of the Company in connection with which the 2008 Project is used so as, in the judgment of the Company, to render the 2008 Project or other property of the Company in connection with which the 2008 Project is used unsatisfactory to the Company for its intended use;

(d)  In the event changes, which the Company cannot reasonably control, in the economic availability of materials, supplies, labor, equipment, or other properties or things necessary for the efficient operation of the Ghent Generating Station of the Company shall have occurred which, in the judgment of the Company, render the continued operation of the Ghent Generating Station or any generating unit at such station uneconomical; or changes in circumstances, after the issuance of the 2008 Series A Bonds including but not limited to changes in solid waste abatement, control and disposal requirements, shall have occurred such that the Company shall determine that use of the 2008 Project is no longer required or desirable;

(e)  In the event this Agreement shall become void or unenforceable or impossible of performance by reason of any changes in the Constitution of the Commonwealth of Kentucky or the Constitution of the United States of America or by reason of legislative or administrative action, whether state or federal, or any final decree, judgment or order of any court or administrative body, whether state or federal; or

(f)  A final order or decree of any court or administrative body after the issuance of the 2008 Series A Bonds shall require the Company to cease a substantial part of its operations at the Ghent Generating Station to such extent that the Company will be prevented from carrying on its normal operations at such location for a period of six months.

In the case of prepayment pursuant to this Section (or if any 2008 Series A Bonds be redeemed in whole or in part pursuant to Section 6.1 hereof), the Loan prepayment price shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to redeem all 2008 Series A Bonds then outstanding (or, in the case any 2008 Series A Bonds are redeemed in part pursuant to Section 6.1 hereof, such portion of the 2008 Series A Bonds then outstanding) under the Indenture at a price equal to 100% of the principal amount thereof plus interest accrued and to accrue to the date of redemption of the 2008 Series A Bonds and to pay all reasonable and necessary fees and expenses of the Trustee and any Paying Agents and all other liabilities of the Company accrued and to accrue hereunder to the date of redemption of the 2008 Series A Bonds.  In order to exercise any option to prepay the Loan and to cancel or terminate this Agreement by reason of the occurrence of any of the events mentioned in (a) through (f) above, the Company is required to give written notice to the Trustee of its election to prepay the Loan within 180 days of the occurrence of any of the events mentioned in (a) through (f) above.

Section 10.2.        Additional Option to Prepay Loan.  The Company shall have, and is hereby granted, further options, to the extent that the 2008 Series A Bonds are, from time to time, subject to optional redemption, during any period of optional redemption, to prepay all, or any portion, of the relevant and applicable Loan payments due or to become due hereunder by depositing with the Trustee moneys sufficient to pay, together with other funds deposited with the Trustee and available for such purpose, the principal of and applicable premium, if any, and accrued interest, through the date of redemption (which must be a Business Day), on all or any portion of the 2008 Series A Bonds then outstanding under the Indenture and, upon depositing with the Trustee moneys sufficient to pay the principal, applicable premium, if any, and accrued interest, through the date of redemption, on all 2008 Series A Bonds then outstanding under the Indenture, as well as all reasonable and necessary expenses of the Trustee and any Paying Agents and all other liabilities of the Company accrued and to accrue hereunder, to cancel or terminate the term of this Agreement.

Section 10.3.        Obligations to Prepay Loan.  The Company shall be obligated to prepay the entire Loan or any part thereof, as provided below, prior to the required full payment of the 2008 Series A Bonds (or prior to making provision for payment thereof in accordance with the Indenture) on the 180th day (or such earlier date as may be designated by the Company), which, in every case, must be a Business Day, upon the occurrence of a Determination of Taxability.  The Issuer and the Company shall take all actions required to mandatorily redeem the 2008 Series A Bonds at the cost of the Company upon the terms specified in this Agreement and in ARTICLE IV of the Indenture following the occurrence of a Determination of Taxability, including, but not limited to, prepaying appropriate amounts due on the 2008 Series A Bonds in order to effect such redemption.  The 2008 Series A Bonds shall be redeemed by the Issuer, in whole, or in such part as described below, at a redemption price equal to 100% of the principal amount thereof, without redemption premium, plus accrued interest, if any, to the redemption date, within 180 days following a Determination of Taxability.  For purposes of this Section, a “Determination of Taxability” shall mean the receipt by the Trustee of written notice from a current or former registered owner of a 2008 Series A Bond or from the Company or the Issuer of (i) the issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service in which the Company participated or has been given the opportunity to participate, and which ruling or memorandum the Company, in its discretion, does not contest or from which no further right of administrative or judicial review or appeal exists, or (ii) a final determination from which no further right of appeal exists of any court of competent jurisdiction in the United States in a proceeding in which the Company has participated or has been a party, or has been given the opportunity to participate or be a party, in each case, to the effect that as a result of a failure by the Company to perform or observe any covenant or agreement or the inaccuracy of any representation contained in this Agreement or any other agreement or certificate delivered in connection with the 2008 Series A Bonds, the interest on the 2008 Series A Bonds is included in the gross income of the owners thereof for federal income tax purposes, other than with respect to a person who is a “substantial user” or a “related person” of a substantial user within the meaning of Section 147 of the Code; provided, however, that no such Determination of Taxability shall be considered to exist as a result of the Trustee receiving notice from a current or former registered owner of a 2008 Series A Bond or from the Issuer unless (i) the Issuer or the registered owner or former registered owner of the 2008 Series A Bond involved in such proceeding or action (A) gives the Company and the Trustee prompt notice of the commencement thereof, and (B) (if the Company agrees to pay all expenses in connection therewith) offers the Company the opportunity to control unconditionally the defense thereof, and (ii) either (A) the Company does not agree within 30 days of receipt of such offer to pay such expenses and liabilities and to control such defense, or (B) the Company shall exhaust or choose not to exhaust all available proceedings for the contest, review, appeal or rehearing of such decree, judgment or action which the Company determines to be appropriate.  No Determination of Taxability described above will result from the inclusion of interest on any 2008 Series A Bond in the computation of minimum or indirect taxes.  All of the 2008 Series A Bonds shall be redeemed upon a Determination of Taxability as described above unless, in the opinion of Bond Counsel, redemption of a portion of the 2008 Series A Bonds of one or more series or one or more maturities would have the result that interest payable on the remaining 2008 Series A Bonds outstanding after the redemption would not be so included in any such gross income.

In the event any of the Issuer, the Company or the Trustee has been put on notice or becomes aware of the existence or pendency of any inquiry, audit or other proceedings relating to the 2008 Series A Bonds being conducted by the Internal Revenue Service, the party so put on notice shall give immediate written notice to the other parties of such matters.

Promptly upon learning of the occurrence of a Determination of Taxability (whether or not the same is being contested), or any of the events described in this Section, the Company shall give notice thereof to the Trustee and the Issuer.

In the case of the mandatory obligation of the Company to prepay the Loan or any part thereof after the occurrence of a Determination of Taxability, the Company shall be obligated to prepay such Loan or such part thereof not later than 180 days after any such final determination as specified in this Section hereof and to provide to the Trustee for deposit in the Bond Fund an amount sufficient, together with other funds deposited with the Trustee and available for such purpose, to redeem such 2008 Series A Bonds at the price of 100% of the principal amount thereof in accordance with Section 5.1 hereof plus interest accrued and to accrue to the date of redemption of the 2008 Series A Bonds and to pay all reasonable and necessary fees and expenses of the Trustee and any paying agents and all other liabilities of the Company accrued and to accrue hereunder to the date of redemption of the 2008 Series A Bonds.

Section 10.4.        Notice of Prepayment; Redemption Procedures.  It is understood and agreed by the parties hereto that in order to exercise an option granted in, or to consummate a mandatory prepayment required by, this Article, the Company shall give written notice to the Issuer and the Trustee which notice shall (i) contain the agreement of the Company to deposit moneys in the Bond Fund on or before the redemption date in an amount sufficient to redeem a principal amount of the 2008 Series A Bonds equal to the amount of the prepayment, including, in the case of a prepayment under Section 10.2 hereof, any applicable redemption premium in respect of such 2008 Series A Bonds, and any other amounts required under this Agreement and (ii) specify the prepayment date (which must be a Business Day and which shall also be the redemption date), which date shall not be less than 30 days (45 days if the 2008 Series A Bonds are bearing interest at the Semi-annual, Annual or Long Term Rate or in all cases such shorter period as may be acceptable to the Trustee) nor more than 90 days from the date the notice is mailed by the Company to the Issuer and the Trustee.

Section 10.5.        Relative Position of this Article and Indenture.  The rights and options granted to the Company in this Article, except the option granted to the Company pursuant to Section 10.2 to prepay less than all of the Loan payments, shall be and remain prior and superior to the Indenture and may be exercised whether or not the Company is otherwise in default hereunder; provided that such default will not result in nonfulfillment of any condition to the exercise of any such right or option.

ARTICLE XI

MISCELLANEOUS

Section 11.1.        Term of Agreement.  This Agreement shall remain in full force and effect from the date hereof to and including the later of February 1, 2032, or until such earlier or later time as all of the 2008 Series A Bonds shall have been fully paid (or provision made for such payment pursuant to the Indenture), whichever shall be later; provided, however, that this Agreement may be cancelled and terminated prior to said date if the Company shall prepay all of the Loan pursuant to ARTICLE X hereof; and provided further, however, that all obligations of the Company under ARTICLE V and Section 8.1 hereof (a) to pay the agreed fees and expenses of the Trustee, the Tender Agent, the Bond Registrar and any Paying Agent and (b) to pay any amount required by Section 5.5 hereof shall continue in effect even though 2008 Series A Bonds may no longer be outstanding and this Agreement may otherwise be terminated.  All representations and certifications by the Company as to all matters affecting the tax-exempt status of interest on the 2008 Series A Bonds shall be for the equal and ratable benefit, protection and security of the holders of any and all of the 2008 Series A Bonds and shall survive the termination of this Agreement and all obligations of the Company contained herein relating to indemnification of the Issuer, the Trustee, the Bond Registrar, the Authenticating Agent, the Tender Agent and any Paying Agent shall survive the termination of this Agreement.

Section 11.2.        Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows:

If to the Issuer, at 440 Main Street, Carrollton, Kentucky 41008, Attention: County Judge/ Executive;

If to the Company, at its corporate headquarters, One Quality Street, Lexington, Kentucky 40507, Attention:  Treasurer, with a copy to E.ON U.S. LLC, 220 West Main Street, Louisville, Kentucky 40202, Attention: Treasurer, and

If to the Trustee, at 25 DeForest Avenue, 2nd Floor, Summit, New Jersey 07901, Attn: Trust and Securities Services (Municipal Unit).

If to the Paying Agent, the Remarketing Agent or the Tender Agent, at such addresses for notices as are set forth in the Indenture.

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee.  The Issuer, the Company and the Trustee may by notice given hereunder designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 11.3.        Binding Effect; Bond Counsel Opinions.  This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject, however, to the limitations contained in Section 7.2, Section 8.1 and Section 8.3 hereof.

Section 11.4.        Severability.  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 11.5.        Amounts Remaining in Construction Fund, Bond Fund and Rebate Fund.  It is agreed by the parties hereto that any amounts remaining in the Construction Fund and in the Bond Fund upon expiration or sooner termination of the term of this Agreement, as provided in this Agreement, after payment in full of the 2008 Series A Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the reasonable and necessary fees and expenses of the Trustee (including reasonable attorneys fees and expenses) and any Paying Agent in accordance with the Indenture and the payment in full of all other amounts required to be paid under this Agreement or the Indenture, shall belong to and be paid to the Company by the Trustee.  Any amounts remaining in the Rebate Fund at such time shall be held, applied and disbursed strictly and only in accordance with the provisions of Section 6.07 of the Indenture.  Following the payment and discharge of the Refunded Bonds on their redemption date and the making of provision for payment of the Refunded Bonds not presented for payment, any remaining moneys in each of the Prior Bond Funds shall belong to and be paid to Company by the Prior Trustee.

Section 11.6.        Amendments, Changes and Modifications.  Subsequent to the issuance of the 2008 Series A Bonds and prior to payment in full of all 2008 Series A Bonds (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), except as otherwise provided in this Agreement or in the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated, and no provision hereof waived, without the written consent of the Trustee, given in accordance with the Indenture.

Section 11.7.        Execution in Counterparts.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 11.8.        Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

Section 11.9.        Captions.  The captions or headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provisions or sections of this Agreement.

Section 11.10.      No Pecuniary Liability of the Issuer.  No provision, covenant or agreement contained in this Agreement or breach thereof shall constitute or give rise to a pecuniary liability of the Issuer or a charge upon its general credit or taxing powers.  In making such covenants, agreements or provisions, the Issuer has not obligated itself, except with respect to the 2008 Project and the application of the revenues of this Agreement, as hereinabove provided.

Section 11.11.      Payments Due on Other Than Business Days.  If the date for making any payment or the last date for performance of any act or the exercise of any right, as provided in this Agreement, shall not be on a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day with the same force and effect as if done on the date provided in this Agreement, and if done on such succeeding Business Day no interest with respect to such payment shall accrue for the period after such nominal date.

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IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first written.

COUNTY OF CARROLL, KENTUCKY

(SEAL)
	By	________________________________________________
HAROLD TOMLINSON County Judge/Executive

ATTEST:

____________________________________________
Fiscal Court Clerk

KENTUCKY UTILITIES COMPANY

(SEAL)
	By	________________________________________________
DANIEL K. ARBOUGH Treasurer

ATTEST:

____________________________________________
JOHN R. McCALL
Secretary

COMMONWEALTH OF KENTUCKY	)
	)	SS
COUNTY OF CARROLL	)

I, the undersigned Notary Public in and for the State and County aforesaid, do hereby certify that on the _______ day of October, 2008, the foregoing instrument was produced to me in said County by Harold Tomlinson and Nicki Beckham, personally known to me and personally known by me to be the County Judge/Executive and the Fiscal Court Clerk, respectively, of the COUNTY OF CARROLL, KENTUCKY, and acknowledged before me by them and each of them to be their free act and deed as County Judge/Executive and Fiscal Court Clerk of such County, and the act and deed of said County as authorized by an Ordinance of the Fiscal Court of such County.

Witness my hand and seal this _______ day of October, 2008.  My commission expires __________________.

_____________________________________
(SEAL)	Notary Public State at Large, Kentucky

COMMONWEALTH OF KENTUCKY	)
	)	SS
COUNTY OF JEFFERSON	)

I, the undersigned Notary Public in and for the State and County aforesaid, do hereby certify that on the ________ day of October, 2008, the foregoing instrument was produced to me in said County by Daniel K. Arbough and John R. McCall,  personally known to me and personally known by me to be the Treasurer and the Secretary, respectively, of KENTUCKY UTILITIES COMPANY, a corporation incorporated under the laws of the Commonwealth of Kentucky, who being by me duly sworn, did say that the seal affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said respective persons acknowledged before me said instrument to be the free act and deed of said corporation and to be their free act and deed as such officers of such corporation.

Witness my hand and seal this ________ day of October, 2008.  My commission expires ________________.

_____________________________________
(SEAL)	Notary Public State at Large, Kentucky

This Instrument Prepared by the
Undersigned, Attorney at Law of
STOLL KEENON OGDEN PLLC
 2000 PNC Plaza
500 West Jefferson Street
Louisville, Kentucky 40202

_____________________________________
SPENCER E. HARPER, JR